Exhibit 99.5

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2014, the Company has updated operating results for all periods covered in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (as filed with the Securities and Exchange Commission on June 5, 2013) (the “March 2013 Form 10-Q”), in order to reflect the retrospective reclassification of results for its Oman operations in discontinued operations. The Management’s Discussion and Analysis that follows revises the information included in the March 2013 Form 10-Q in order to reflect this retrospective reclassification and should be read in conjunction with the updated financial statements included as an exhibit to the Current Report on Form 8-K filed on January 28, 2014.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Harvest Natural Resources, Inc. (“Harvest” or the “Company”) cautions that any forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) contained in this report or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors. When used in this report, the words “budget”, “forecast”, “expect”, “believes”, “goals”, “projects”, “plans”, “anticipates”, “estimates”, “should”, “could”, “assume” and similar expressions are intended to identify forward-looking statements. In accordance with the provisions of the Securities Act and the Exchange Act, we caution you that important factors could cause actual results to differ materially from those in the forward-looking statements. Such factors include our concentration of operations in Venezuela, the political and economic risks associated with international operations (particularly those in Venezuela), the anticipated future development costs for undeveloped reserves, drilling risks, the risk that actual results may vary considerably from reserve estimates, the dependence upon the abilities and continued participation of certain of our key employees, the risks normally incident to the exploration, operation and development of oil and natural gas properties, risks incumbent to being a noncontrolling interest shareholder in a corporation, the permitting and the drilling of oil and natural gas wells, the availability of materials and supplies necessary to projects and operations, the price for oil and natural gas and related financial derivatives, changes in interest rates, the Company’s ability to acquire oil and natural gas properties that meet its objectives, availability and cost of drilling rigs and seismic crews, overall economic conditions, political stability, civil unrest, acts of terrorism, currency and exchange risks, currency controls, changes in existing or potential tariffs, duties or quotas, changes in taxes, changes in governmental policy, lack of liquidity, availability of sufficient financing, estimates of amounts and timing of sales of securities, changes in weather conditions, and ability to hire, retain and train management and personnel. A discussion of these factors is included in our Annual Report on Form 10-K for the year ended December 31, 2012, which includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this Quarterly Report on Form 10-Q.

Executive Summary

Harvest Natural Resources, Inc. is a petroleum exploration and production company incorporated under Delaware law in 1989. Our focus is on acquiring exploration, development and producing properties in geological basins with proven active hydrocarbon systems. Our experienced technical, business development and operating personnel have identified low entry cost exploration opportunities in areas with large hydrocarbon resource potential. We operate from our Houston, Texas headquarters. We also have regional/technical offices in the United Kingdom and Singapore, and field offices in Jakarta, Republic of Indonesia (“Indonesia”); Port Gentil, Republic of Gabon (“Gabon”); and Muscat, Sultanate of Oman (“Oman”) (which was closed May 31, 2013) to support field operations in those areas.

We have acquired and developed significant interests in the Bolivarian Republic of Venezuela (“Venezuela”). Our Venezuelan interests are owned through Harvest-Vinccler Dutch Holding, B.V., a Dutch private company with limited liability (“Harvest Holding”). Our ownership of Harvest Holding is through HNR Energia, B.V. (“HNR Energia”) in which we have a direct controlling interest. Through HNR Energia, we indirectly own 80 percent of Harvest Holding and our partner, Oil & Gas Technology Consultants (Netherlands) Coöperatie U.A., a controlled affiliate of Venezolana de Inversiones y Construcciones Clerico, C.A. (“Vinccler”), indirectly owns the remaining 20 percent interest of Harvest Holding. Harvest Holding owns, indirectly through wholly owned subsidiaries, 40 percent of Petrodelta, S.A. (“Petrodelta”). As we indirectly own 80 percent of Harvest Holding, we indirectly own a net 32 percent interest in Petrodelta, and Vinccler indirectly owns eight percent. Corporación Venezolana del Petroleo S.A. (“CVP”) owns the remaining 60 percent of Petrodelta. Petroleos de Venezuela S.A. (“PDVSA”) owns 100 percent of CVP. Harvest Holding has an indirect controlling interest in Harvest Vinccler S.C.A. (“Harvest Vinccler”). Harvest Vinccler’s main business purposes are to assist us in the management of Petrodelta and in negotiations with PDVSA. We do not have a business relationship with Vinccler outside of Venezuela.

Through the pursuit of technically-based strategies, we are building a portfolio of exploration prospects to complement the low-risk production, development and exploration prospects we hold in Venezuela. In addition to our interests in Venezuela, we hold exploration acreage mainly onshore West Sulawesi in Indonesia, offshore of Gabon, and offshore of the People’s Republic of China (“China”).

From time to time we learn of possible third party interests in acquiring ownership in certain assets within our property portfolio. During the last two years, we have been exploring a broad range of strategic alternatives for enhancing stockholder value. On September 24, 2010, we retained Merrill Lynch, Pierce, Fenner & Smith (“Merrill Lynch”) to provide advisory services to assist us in exploring those strategic alternatives, including, among others, a sale of assets. We evaluate these potential opportunities taking into consideration our overall property mix, our operational and liquidity requirements, our strategic focus and our commitment to long-term shareholder value. For example, we have received such expressions of interest in acquiring some of our international exploration assets, and we are currently evaluating these potential opportunities. There can be no assurances that our discussions will continue or that any transaction may ultimately result from our discussions.

In January 2013, we announced that we had encountered oil in Dussafu Tortue Marin-1 (“DTM-1”), and we spud the first appraisal sidetrack of DTM-1 (“DTM-1ST1”).

In March 2013, we became interim operator of the Budong PSC. In April 2013, our acquisition of an additional 7.1 percent participating interest in the Budong PSC was approved.

As discussed further below under “Operations—Block 64 EPSA Project, Oman,” all activities associated with our Oman operations have been terminated and therefore have been reflected as discontinued operations on the statement of operations.

Operations

Venezuela

On February 8, 2013, the Venezuelan government published in the Official Gazette the Exchange Agreement No. 14 which establishes new exchange rates for the Venezuela Bolivar (“Bolivar”)/U.S. Dollar currencies that became effective February 9, 2013. The exchange rate established in the Agreement is 6.30 Bolivars per U.S. Dollar. The Exchange Agreement also announced the elimination of the Sistema de Transacciones con Títulos en Moneda Extranjera (“SITME”) effective February 8, 2013. All exchanges of Bolivars must now transact through the Central Bank. As a result of the February 8, 2013 devaluation, in the three months ended March 31, 2013, Harvest Vinccler recorded a $0.1 million gain on revaluation of its assets and liabilities, and Petrodelta recorded a $186.7 million gain on revaluation of its assets and liabilities.

Harvest Vinccler’s and Petrodelta’s functional and reporting currency is the U.S. Dollar. They do not have currency exchange risk other than the official prevailing exchange rate that applies to their operating costs denominated in Bolivars (6.30 Bolivars per U.S. Dollar). However, during the three months ended March 31, 2013, Harvest Vinccler exchanged approximately $0.4 million (March 31, 2012: $0.3 million) through the Central Bank in 2013 and SITME in 2012 and received an average exchange rate of 5.80 Bolivars (March 31, 2012: 5.17 Bolivars) per U.S. Dollar. Harvest Vinccler currently does not have any Bolivars pending government approval for settlement for U.S. Dollars at the official exchange rate or the Central Bank exchange rate. Petrodelta does not have, and has not had, any Bolivars pending government approval for settlement for U.S. Dollars at the official exchange rate or the Central Bank exchange rate.

The monetary assets that are exposed to exchange rate fluctuations are cash, accounts receivable, prepaid expenses and other current assets. The monetary liabilities that are exposed to exchange rate fluctuations are accounts payable, accruals and other current liabilities. All monetary assets and liabilities incurred at the official Bolivar exchange rate are settled at the official Bolivar exchange rate. At March 31, 2013, the balances in Harvest Vinccler’s Bolivar denominated monetary assets and liabilities accounts that are exposed to exchange rate changes are 7.1 million Bolivars and 6.7 million Bolivars, respectively. At March 31, 2013, the balances in Petrodelta’s Bolivar denominated monetary assets and liabilities accounts that are exposed to exchange rate changes are 363.3 million Bolivars and 4,511.5 million Bolivars, respectively.

Petrodelta, S.A.

During the three months ended March 31, 2013, Petrodelta drilled and completed two development wells, delivered approximately 3.4 million barrels (“MBls”) of oil and 0.8 billion cubic feet (“Bcf”) of natural gas, averaging 38,786 barrels of oil equivalent (“BOE”) per day. During the three months ended March 31, 2012, Petrodelta drilled and completed four development wells, delivered approximately 3.0 MBls of oil and 0.6 Bcf of natural gas, averaging 33,944 BOE per day.

Currently, Petrodelta is operating five drilling rigs and two workover rigs. A sixth drilling rig is rigging up. Infrastructure enhancement projects in the El Salto and Temblador fields continues. A pipeline between the Isleño field and the main production facility at Uracoa has been completed and is in service.

Certain operating statistics for the three months ended March 31, 2013 and 2012 for the Petrodelta fields operated by Petrodelta are set forth below. This information is provided at 100 percent. This information may not be representative of future results.

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012

Thousand barrels of oil sold	3,361	2,984
Million cubic feet of gas sold	778	630
Total thousand barrels of oil equivalent	3,491	3,089
Average price per barrel	$94.41	$108.75
Average price per thousand cubic feet	$1.54	$1.54
Cash operating costs ($millions)	$26.5	$21.6
Capital expenditures ($millions)	$44.6	$26.1

The sale of oil and gas by Petrodelta to the Venezuelan government is pursuant to a Contract for Sale and Purchase of Hydrocarbons with PDVSA Petroleo S.A. (“PPSA”) signed on January 17, 2008. The form of the agreement is set forth in the Conversion Contract. Crude oil delivered from the Petrodelta Fields to PPSA is priced with reference to Merey 16 published prices, weighted for different markets, and adjusted for variations in gravity and sulphur content, commercialization costs and distortions that may occur given the reference price and prevailing market conditions. Merey 16 published prices are quoted and sold in U.S. Dollars. Natural gas delivered from the Petrodelta Fields to PPSA is priced at $1.54 per thousand cubic feet. Natural gas deliveries are paid in Bolivars, but the pricing for natural gas is referenced to the U.S. Dollar. PPSA is obligated to make payment to Petrodelta of each invoice within 60 days of the end of the invoiced production month by wire transfer, in U.S. Dollars in the case of payment for crude oil and natural gas liquids delivered, and in Bolivars in the case of payment for natural gas delivered, in immediately available funds to the bank accounts designated by Petrodelta. Major contracts for capital expenditures and lease operating expenditures are denominated in U.S. Dollars. Any dividend paid by Petrodelta will be made in U.S. Dollars.

When the Sales Contract was executed, Petrodelta was producing only one type of crude, Merey 16. Beginning in October 2011, the Ministry of the People’s Power for Petroleum and Mining (“MENPET”) determined that Petrodelta’s production flowing through the COMOR transfer point was a heavier type of crude, Boscan. Since Petrodelta was producing only Merey 16 when the Sales Contract was executed, the Boscan gravity and sulphur correction factors and crude pricing formula are not included in the Sales Contract. However, under the Sales Contract, PPSA is obligated to receive all of Petrodelta’s production. All production deliveries for all of Petrodelta’s fields have been certified by MENPET and acknowledged by PPSA. All pricing factors to be used in the Merey 16 and Boscan pricing formulas have been provided by and certified by MENPET to Petrodelta.

Since the Sales Contract provides for only one crude pricing formula, the Sales Contract had to be amended to include the Boscan pricing formula to allow Petrodelta to invoice PPSA for El Salto crude oil deliveries. From October 1, 2011 through June 30, 2012, Petrodelta used the Boscan pricing formula as published in the Official Gazette on January 11, 2007 to record revenue from El Salto deliveries. Petrodelta subsequently received from PDVSA Trade and Supply a draft amendment to the Sales Contract. The pricing formula in the draft amendment was used to record revenue for El Salto field deliveries from July 1, 2012 through March 31, 2013, and revenue for El Salto deliveries for October 1, 2011 through June 30, 2012 was revised to reflect the pricing formula in the draft amendment. The only item included in the draft amendment is the Boscan pricing formula to be used in invoicing El Salto crude oil deliveries. All other terms and conditions of the Sales Contract remain in force. On January 31, 2013, Petrodelta’s board of directors endorsed the amendment to the Sales Contract. The amendment has been approved by CVP’s board of directors. HNR Finance, as shareholder, has agreed to the contract amendment. CVP’s board of directors reviewed the amendment on April 30, 2013. A certificate of CVP’s final board resolution approving the amendment dated April 30, 2013 was received by Petrodelta on May 23, 2013. The remaining steps for the contract amendment are to (1) inform MENPET of the approval, (2) receive approval from Petrodelta’s shareholders to amend the Sales Contract including the Boscan formula, and (3) sign the contract amendment with PDVSA Trade and Supply. Once the Sales Contract is executed, PPSA will be invoiced for the deliveries.

At March 31, 2013, El Salto deliveries, net of royalties, covering the delivery months of October 2011 through March 2013 totaled approximately 5.0 MBls (1.6 MBls net to our 32 percent interest). The amendment to the Sales Contract pricing formula for Boscan based upon the deliveries and factors certified by MENPET, results in revenue for these deliveries of $445.5 million ($142.6 million net to our 32 percent interest). As of March 31, 2013, these deliveries for El Salto remain uninvoiced to PPSA.

As discussed in previous filings, PDVSA has failed to pay on a timely basis certain amounts owed to contractors that PDVSA has contracted to do work for Petrodelta. PDVSA, through PPSA, purchases all of Petrodelta’s oil production. PDVSA and its affiliates have reported shortfalls in meeting their cash requirements for operations and planned capital expenditures, and PDVSA has fallen behind in certain of its payment obligations to its contractors, including contractors engaged by PDVSA to provide services to Petrodelta. In addition, PDVSA has fallen behind in certain of its payment obligations to Petrodelta, which payments Petrodelta would otherwise use to pay its contractors, including Harvest Vinccler. As a result, Petrodelta has experienced, and is continuing to experience, difficulty in retaining contractors who provide services for Petrodelta’s operations. We cannot provide any assurance as to whether or when PDVSA will become current on its payment obligations. Inability to retain contractors or to pay them on a timely basis is having an adverse effect on Petrodelta’s operations and on Petrodelta’s ability to carry out its business plan.

Harvest Vinccler has advanced certain costs on behalf of Petrodelta. These costs include consultants in engineering, drilling, operations, seismic interpretation, and employee salaries and related benefits for Harvest Vinccler employees seconded into Petrodelta. Currently, we have three employees seconded into Petrodelta. Costs advanced are invoiced on a monthly basis to Petrodelta. Harvest Vinccler is considered a contractor to Petrodelta, and as such, Harvest Vinccler is also experiencing the slow payment of invoices. During the three months ended March 31, 2013, Harvest Vinccler advanced to Petrodelta $0.1 million for continuing operations costs and recorded a $0.4 million loss on revaluation of the accounts receivable with Petrodelta. Petrodelta and Petrodelta’s board have neither indicated that the advances are not payable, nor that they will not be paid. As of March 31, 2013, $2.0 million (December 31, 2012: $2.1 million) of the Advances to Equity Affiliate had been classified as long-term receivable due to slow payment and age of the advances although we expect the full amount to be collected. During the year ended December 31, 2012, Harvest Vinccler advanced to Petrodelta $0.5 million for continuing operations costs, and Petrodelta repaid $0.1 million of the advance. Although payment is slow and the balance is increasing, payments continue to be received.

In April 2011, the Venezuelan government published in the Official Gazette the Law Creating a Special Contribution on Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market (“Windfall Profits Tax”). In February 2013, the Venezuelan government published in the Official Gazette an amendment to the Windfall Profits Tax. The amended Windfall Profits Tax establishes new levels for contribution of extraordinary and exorbitant prices to the Venezuelan government. Extraordinary prices are considered to be equal to or lower than $80 per barrel, and exorbitant prices are considered to be over $80 per barrel. The amended Windfall Profits tax also sets a new royalty cap per barrel of $80. Contributions for extraordinary prices are 20 percent to be applied to the difference between the price fixed by the Venezuela budget for the relevant fiscal year (set at $55 per barrel for 2013) and $80 per barrel. Contributions for exorbitant prices are (1) 80 percent when the average price of the Venezuela Export Basket (“VEB”) exceeds $80 per barrel but is less than $100 per barrel; (2) 90 percent when the average price of the VEB equals or exceeds $100 per barrel but is less than $110 per barrel; and (3) 95 percent when the average price of the VEB equals or exceeds $110 per barrel. Windfall Profits Tax is deductible for Venezuelan income tax purposes. During the three months ended March 31, 2013, Petrodelta recorded $66.0 million for Windfall Profits Tax (March 31, 2012: $84.7 million).

The amended Windfall Profits Tax states that royalties paid to Venezuela are capped at $80 per barrel (in 2012, $70 per barrel under the original Windfall Profits Tax), but the cap on royalties has not been defined as being applicable to in-cash, in-kind, or both. Per instructions received from PDVSA, Petrodelta reports royalties, whether paid in-cash or in-kind, at $80 per barrel (royalty barrels x $80). The difference between the $80 royalty cap and the current oil price is to be reflected on the income statement as a reduction in oil sales. For the three months ended March 31, 2013, the reduction to oil sales due to the $80 cap applied to all royalty barrels was $27.3 million ($8.7 million net to our 32 percent interest) (March 31, 2012: $38.5 million [$12.3 million net to our 32 percent interest]).

Per our interpretation of the Windfall Profits Tax, the $80 cap on royalty barrels should only be applied to the 3.33 percent royalty which Petrodelta pays in cash. We have applied the $80 cap to only the 3.33 percent royalty paid in cash and the current oil sales price to the 30 percent royalty paid in-kind for the three months ended March 31, 2013. With assistance from Petrodelta, we have recalculated Petrodelta’s oil sales and royalties to apply the current oil price to its total barrels produced and to the 30 percent royalty paid in-kind and applied the $80 cap to the 3.33 percent royalty paid in cash for the three months ended March 31, 2013. For the three months ended March 31, 2013, net oil sales (oil sales less royalties) are slightly higher, $2.7 million ($0.9 million net to our 32 percent interest) (2012: $3.8 million [$1.2 million net to our 32 percent interest]) under this method than the method advised by PDVSA and the method of applying the current oil price to total barrels produced and to total royalty barrels. We have reported revenues and royalties for Petrodelta under this method.

The April 2011 Windfall Profits Tax included a provision wherein it considered that an exemption of the Windfall Profits Tax could be granted for the incremental production of projects and grass root developments until the specific investments are recovered. The projects deemed to qualify for the exemption has to be considered and approved in a case by case basis by MENPET. The subsequent amendment to the Windfall Profits tax in February 2013 did not modify the fundamentals of this section from the April 2011 Windfall Profits Tax law. Since the enactment of the April 2011 Windfall Profits Tax, we have believed that several of the fields operated by Petrodelta should qualify for exemption from the Windfall Profits Tax, and we have been waiting for MENPET to establish, through resolution, the definition of incremental production and grass roots developments, as well as guidance on the process of applying for, and the calculation of, the exemption.

In March 2013, PDVSA requested an exemption from MENPET for the Windfall Profits Tax under the provision in the April 2011 Windfall Profits Tax law. The exemption was applied to several oil development projects, including Petrodelta. The exemption is allowable under the April 2011 Windfall Profits Tax law; however, MENPET has neither defined the projects qualifying for exemption, nor the guidance to be used in calculating the exemption. PDVSA issued to Petrodelta its share of the exemption credit, $55.2 million ($36.4 million net of tax) ($17.7 million net to our 32 percent interest, $11.6 million net of tax net to our 32 percent interest) based on PDVSA’s calculation and projects PDVSA deemed to qualify for the exemption. Neither Petrodelta nor us have been provided with supporting documentation indicating the properties have been appropriately qualified by MENPET, the specific details for the exemption credit, such as which fields, production period or production, or the supporting calculations. Until MENPET either issues guidance on the exemption provision in the April 2011 Windfall Profits Tax law or issues payment forms including the exemption credit, or written approval from MENPET for this exemption credit is received by Petrodelta or us, we have and will continue to exclude the exemption credit from our equity earnings in Petrodelta.

The Organic Law on Sports, Physical Activity and Physical Education (“Sports Law”) was published in the Official Gazette on August 23, 2011 and is effective beginning January 1, 2012. The purpose of the Sports Law is to establish the public service nature of physical education and the promotion, organization and administration of sports and physical activity. Funding of the Sports Law is by contributions made by companies or other public or private organizations that perform economic activities for profit in Venezuela. The contribution is one percent of annual net or accounting profit and is not deductible for income tax purposes. Per the Sports Law, contributions are to be calculated on an after-tax basis. However, CVP has instructed Petrodelta to calculate the contribution on a before-tax basis contrary to the Sports Law. For the three months ended March 31, 2013 and 2012, this method of calculation overstates the liability for the Sports Law contribution by $1.7 million and $0.3 million, respectively ($0.5 million and $0.1 million, respectively, net to our 32 percent interest). We have adjusted for the over-accrual of the Sports Law in the three months ended March 31, 2013 and 2012 Net Income from Equity Affiliate.

On November 12, 2010, Petrodelta’s board of directors declared a dividend of $30.6 million, $12.2 million net to HNR Finance ($9.8 million net to our 32 percent interest). Petrodelta shareholder approval of the dividend was received on March 14, 2011. Due to Petrodelta’s liquidity constraints caused by PDVSA’s insufficient monetary support and contractual adherence, as of June 4, 2013, this dividend has not been received, although it is due and payable. Petrodelta’s board of directors declared this dividend and has neither indicated that the dividend is not payable, nor that it will not be paid. The dividend receivable is classified as a long-term receivable at March 31, 2013 due to the uncertainty in the timing of payment. There is uncertainty with respect to the timing of the receipt of this dividend and whether future dividends will be declared and/or paid. We have and will continue to monitor our investment in Petrodelta. Should the dividend receivable not be collected or facts and circumstances surrounding our investment change, our results of operations and investment in Petrodelta could be adversely impacted.

Budong-Budong Project, Indonesia

In December 2012, we signed a farm-out agreement with the operator of the Budong PSC to acquire an additional 7.1 percent participating interest and to become operator of the Budong PSC. Approval of the assignment of interest was approved by the Government of Indonesia on April 9, 2013. Approval of the transfer of operatorship was received from SKK Migas, the Special Task Force for oil and gas upstream sector, on March 25, 2013.

Closing of this acquisition increased our participating ownership interest in the Budong PSC to 71.5 percent with our cost sharing interest becoming 72 percent until first commercial production. The consideration for this transaction is that we will fund 100 percent of the costs of the first exploration well of the four-year extension to the Budong PSC. If the exploration well is not drilled within 18 months of the date of approval from the Government of Indonesia of this transaction (October 9, 2014), our partner has the right to give notice that the consideration be paid in cash, or $3.2 million.

The Budong PSC originally covered 0.75 million acres. However, pursuant to the request for extension of the initial exploration term, the contract area held by the Budong PSC at the beginning of the extension period should be reduced, per the terms of the Budong PSC, from the current 55 percent to 20 percent of the original contract area. If the full amount of the relinquishment is required, 0.3 million acres would remain in the Budong PSC contract area. In January 2013, our partner, on our behalf, submitted a relinquishment proposal of 10 percent to SKK Migas. SKK Migas approved the 10 percent relinquishment request on May 6, 2013. The Budong PSC currently covers 0.6 million acres, or 45 percent of the original contract area. An additional 0.3 million acres is subject to relinquishment in January 2014. The retained area contains all the areas of geological interest to the Budong PSC partners.

We have satisfied all work commitments for the current exploration phase of the Budong PSC. However, the extension of the initial exploration term includes an exploration well, which if not drilled by January 2016, results in the termination of the Budong PSC.

Operational activities during the three months ended March 31, 2013 included continued work on an exploration program targeting the Pliocene and Miocene targets encountered in the previous two wells. Land acquisition, tender prequalification and environmental studies are on-going.

Dussafu Project, Gabon

The Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources, entered into the third exploration phase of the Dussafu PSC with an effective date of May 28, 2012. The Direction Generale Des Hydrocarbures (“DGH”) agreed to lengthen the third exploration phase to four years until May 27, 2016. The third exploration phase of the Dussafu PSC has a $7.0 million ($4.7 million net to our 66.667 percent interest) work commitment over a four year period. This commitment was fulfilled with the drilling of Dussafu Tortue Marin-1 (“DTM-1”).

Operational activities during the three months ended March 31, 2013 included completion activities on DTM-1, and spudding and completion activities of the first appraisal sidetrack of DTM-1 (“DTM-1ST1”). On January 4, 2013, we announced that DTM-1 had reached a vertical depth of 11,260 feet within the Dentale Formation. Log evaluation and pressure data indicate that we have an oil discovery of approximately 42 feet of pay in a 72 foot column within the Gamba Formation and 123 feet of pay in stacked reservoirs within the Dentale Formation. Additional technical evaluation is on-going. DTM-1ST1 was drilled to a Total Depth of 11,385 feet in the Dentale Formation, approximately 1,800 feet from DTM-1 wellbore and found 65 feet of pay in the primary Dentale reservoir. The drilling rig was demobilized and released on February 21, 2013. A program of subsurface and conceptual engineering studies has commenced with the objective of evaluating the commerciality of Tortue and the other oil discoveries to determine the optimum development options for the Dussafu PSC. In other parts of the Dussafu PSC, activities include reservoir characterization and 3-D seismic reprocessing.

Dussafu Ruche Marin-1 (“DRM-1”), which was drilled in 2011, DTM-1 and DTM-1ST1 are suspended pending future appraisal and development activities.

During the three months ended March 31, 2013, we had cash capital expenditures of $30.5 million for well planning and drilling.

Block 64 EPSA Project, Oman

All work commitments for the First Phase exploration period on Block 64 EPSA have been completed. On March 12, 2013, we elected to not request an extension of the First Phase or enter the Second Phase of Block 64 EPSA and Block 64 will be relinquished effective May 23, 2013. The carrying value of Block 64 EPSA of $6.4 million was written off to impairment expense at December 31, 2012. Operations have been terminated and the field office will close May 31, 2013. All activities associated with Oman have been reflected as discontinued operations in the accompanying condensed consolidated financial statements.

Risks, Uncertainties, Capital Resources and Liquidity

Our financial statements for the three months ended March 31, 2013 have been prepared under the assumption that we will continue as a going concern.

Our current capital resources may not be sufficient to support our liquidity requirements through 2013. However, we believe certain cost reduction measures could be put into place which would not jeopardize our operations and future growth plans. In addition, we could delay the discretionary portion of our capital spending to future periods and farm-down or sell assets as necessary to maintain the liquidity required to run our operations, as warranted. There are no assurances that we will be successful in farming-down or selling our assets.

Our ability to continue as a going concern depends upon the success of our planned exploration and development activities and the ability to secure additional financing as needed to fund our current operations. There can be no guarantee of future capital acquisition, fundraising or exploration success or that we will realize the value of our unevaluated exploratory well costs. We believe that we will continue to be successful in securing any funds necessary to continue as a going concern. However, our current cash position and our ability to access additional capital may limit our available opportunities or not provide sufficient cash for operations.

We may be able to meet future liquidity needs through the issuance of additional equity securities and/or short or long-term debt financing, although there can be no assurance that such financing will be available to us or on terms that are acceptable to us. We may also farm-down assets or possibly sell assets.

The long-term continuation of our business plan through 2013 and beyond is dependent upon the generation of sufficient cash flow to offset expenses. We will be required to obtain additional funding through public or private financing, farm-downs, further reduce operating costs, and/or possible sales of assets. Failure to generate sufficient cash flow by raising additional capital through debt or equity financings, reducing operating costs, or by farm-downs and/or possible selling of assets further could have a material adverse effect on our ability to meet our short- and long-term liquidity needs and achieve our intended long-term business objectives.

The oil and gas industry is a highly capital intensive and cyclical business with unique operating and financial risks. In our Annual Report on Form 10-K for the year ended December 31, 2012, Item 1A. Risk Factors, we discuss a number of variables and risks related to our exploration projects and our minority equity investment in Petrodelta that could significantly utilize our cash balances, affect our capital resources and liquidity.

The environments in which we operate are often difficult and the ability to operate successfully depends on a number of factors including our ability to control the pace of development, our ability to apply “best practices” in drilling and development, and the fostering of productive and transparent relationships with local partners, the local community and governmental authorities. Financial risks include our ability to control costs and attract financing for our projects. In addition, often the legal systems of certain countries are not mature and their reliability can be uncertain. This may affect our ability to enforce contracts and achieve certainty in our rights to develop and operate oil and natural gas projects, as well as our ability to obtain adequate compensation for any resulting losses. Our strategy depends on our ability to have significant influence over operations and financial control.

Our operations are subject to various risks inherent in foreign operations. These risks may include, among other things, loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection, civil unrest, strikes and other political risks, increases in taxes and governmental royalties, being subject to foreign laws, legal systems and the exclusive jurisdiction of foreign courts or tribunals, renegotiation of contracts with governmental entities, changes in laws and policies, including taxes, governing operations of foreign-based companies, currency restrictions and exchange rate fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations. Our international operations may also be adversely affected by the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws, laws and policies of the United States affecting foreign policy, foreign trade, taxation and the possible inability to subject foreign persons to the jurisdiction of the courts in the United States.

There are also a number of variables and risks related to our minority equity investment in Petrodelta that could significantly utilize our cash balances, and affect our capital resources and liquidity. Petrodelta’s capital commitments are determined by its business plan, and Petrodelta’s capital commitments are expected to be funded by internally generated cash flow. The total capital required to develop the fields in Venezuela may exceed Petrodelta’s available cash and financing capabilities, and there may be operational or contractual consequences due to this inability. Petrodelta’s ability to fully develop the fields in Venezuela will require a significant investment. Due to PDVSA’s liquidity constraints, PDVSA has not been providing the necessary monetary support and contractual adherence required by Petrodelta. If we are called upon to fund our share of Petrodelta’s operations, our failure to do so could be considered a default under the Conversion Contract and cause the forfeiture of some or all our shares in Petrodelta.

Petrodelta currently represents our only source of earnings. Petrodelta also has a material impact on our results of operations for any quarter or annual reporting period. See Part I. Financial Statements, Notes to Consolidated Condensed Financial Statements, Note 13 – Investment in Equity Affiliate – Petrodelta, S.A. Petrodelta operates under a business plan, the success of which relies heavily on the market price of oil. To the extent that market prices of oil decline, the business plan, and thus our equity investment and/or operations and/or profitability, could be adversely affected.

Operations in Venezuela are subject to various risks inherent in foreign operations. It is possible the legal or fiscal framework for Petrodelta could change and the Venezuela government may not honor its commitments. Our ability to implement or influence Petrodelta’s business plan, assure quality control and set the timing and pace of development could also be adversely impacted. No assurance can be provided that events beyond our control will not adversely affect the value of our minority investment in Petrodelta.

Historically, our primary ongoing source of cash has been dividends from Petrodelta and the sale of oil and gas properties. Currently, our source of cash is expected to be generated by accessing debt and/or equity markets, farm-downs or possible sale of assets.

In the event that a sale of assets (farm-outs are not included in the definition of a sale of assets in the indenture) for more than $5.0 million in the aggregate occurs, we are required to offer to all noteholders of our 11 percent senior unsecured notes within 30 days of when sales proceeds exceeds $5.0 million to purchase the maximum principal amount of our 11 percent senior unsecured notes that may be purchased out of the sale proceeds at an offer price in cash in an amount equal to 105.5 percent of the principal amount plus accrued and unpaid interest, if any. In the event of a change in control or a sale of Petrodelta, the noteholders of our 11 percent senior unsecured notes have the right to require us to repurchase all or any part of the 11 percent senior unsecured notes at a repurchase price equal to 101 percent in the case of a change in control or 105.5 percent in the case of a sale of Petrodelta plus accrued interest. We assessed the prepayment requirements and concluded that this feature met the criteria to be considered an embedded derivative. We considered the probabilities of these events occurring and determined that the derivative had an immaterial value at March 31, 2013 and December 31, 2012.

Between Petrodelta’s formation in October 2007 and June 2010, Petrodelta declared and paid dividends of $105.5 million to HNR Finance, B.V. (“HNR Finance”), a wholly owned subsidiary of Harvest Holding ($84.4 million net to our 80 percent interest in HNR Finance). On November 12, 2010, Petrodelta’s board of directors declared a dividend of $30.6 million, $12.2 million net to HNR Finance ($9.8 million net to our 32 percent interest). The dividend was ratified by Petrodelta’s shareholders on March 14, 2011. Due to Petrodelta’s liquidity constraints caused by PDVSA’s insufficient monetary support and contractual adherence, this dividend has not yet been received, although it is due and payable. Petrodelta’s board of directors declared this dividend and has neither indicated that the dividend is not payable, nor that it will not be paid. The dividend receivable is classified as a long-term receivable at March 31, 2013 and December 31, 2012 due to the uncertainty in the timing of payment. There is uncertainty whether Petrodelta will declare and/or pay additional dividends in the future. See Part I. Financial Statements, Notes to Consolidated Condensed Financial Statements, Note 18 – Related Party Transactions for a discussion of our obligations to our non-controlling interest holder, Vinccler, for any dividend received from Petrodelta. We have and will continue to monitor our investment in Petrodelta. If the dividend receivable is deemed to not be collectible, or facts and circumstances surrounding our investment change, our results of operations and our investment in Petrodelta could be adversely impacted.

Our cash is being used to fund oil and gas exploration projects, debt, interest, and general and administrative costs. We require capital principally to fund the exploration and development of new oil and gas properties. As is common in the oil and gas industry, we have various contractual commitments pertaining to exploration, development and production activities. We entered the third exploration phase of the Dussafu PSC on May 28, 2012. The third exploration phase of the Dussafu PSC has a $7.0 million ($4.7 million net to our 66.667 percent interest) work commitment over a four year period. This commitment was fulfilled with the drilling of DTM-1. See Operations – Dussafu Project, Gabon. In January 2013, the Budong PSC partners were granted a four year extension of the initial six year exploration term of the Budong PSC to January 15, 2016. The extension of the initial exploration term includes an exploration well, which if not drilled by January 2016, results in the termination of the Budong PSC. Also, if this exploration well is not drilled within 18 months of the date of approval from the Government of Indonesia of this transaction, we will be required to pay our partner in the Budong PSC $3.2 million. See Operations – Budong-Budong Project, Indonesia. The Budong PSC work commitments are discretionary, and we have the ability to control the pace of expenditures.

Warrant Derivative Liability. At March 31, 2013, our warrant derivative liability represents all of our financial instruments measured at fair value. The warrant derivative liability is measured at fair value using significant unobservable inputs and is directly connected to the price of our common stock. The decrease in value of the warrant derivative liability during the three months ended March 31, 2013 is a direct result of the decrease in price for our common stock. The impact of the valuation of the warrant derivative liability is disclosed in our income statement and has no effect on our liquidity or capital resources.

Working Capital. The net funds raised and/or used in each of the operating, investing and financing activities are summarized in the following table and discussed in further detail below:

	Three Months Ended March 31,
	2013	2012
	(in thousands)

Net cash used in operating activities	$(10,411)	$(13,354)
Net cash used in investing activities	(30,818)	(11,974)
Net cash provided by (used in) financing activities	32	(66)

Net decrease in cash	$(41,197)	$(25,394)

At March 31, 2013, we had current assets of $42.3 million and current liabilities of $28.2 million, resulting in working capital of $14.1 million and current ratio of 1.5:1. This compares with working capital of $40.5 million and current ratio of 2.0:1 at December 31, 2012. The decrease in working capital of $26.4 million was primarily due to decreases in receivables, increases in cash payments for capital expenditures and accrued expenses and accounts payable.

Cash Flow used in Operating Activities. During the three months ended March 31, 2013 and 2012, net cash used in operating activities was approximately $10.4 million and $13.4 million, respectively. The $3.0 million decrease was primarily due to increases in accrued expenses and accounts payable offset by decreases in accounts receivable.

Cash Flow from Investing Activities. Our cash capital expenditures for property and equipment are summarized in the following table:

	Three Months Ended March 31,
	2013	2012
	(in millions)

Budong PSC	$—	$5.8
Dussafu PSC	30.5	1.0
Block 64 EPSA	—	5.2

Total additions of property and equipment	$30.5	$12.0

During the three months ended March 31, 2013, we:

•	Advanced $0.1 million to Petrodelta for continuing operations costs.

During the three months ended March 31, 2012, we:

•	Advanced $0.1 million to Petrodelta for continuing operations costs, and Petrodelta repaid $0.1 million.

Petrodelta’s capital commitments will be determined by its business plan. Petrodelta’s capital commitments are expected to be funded by internally generated cash flow. Our revised budgeted capital expenditures of $31.8 million for 2013 for U.S., Indonesia, and Gabon operations will be funded through our existing cash balances, accessing equity and debt markets, and cost reductions. In addition, we could delay the discretionary portion of our capital spending to future periods or possibly sell assets as necessary to maintain the liquidity required to run our operations, as warranted.

Cash Flow from Financing Activities. During the three months ended March 31, 2013 we:

•	Incurred $0.1 million in legal fees associated with financings.

During the three months ended March 31, 2012, we:

•	Incurred $0.1 million in legal fees associated with financings.

Results of Operations

You should read the following discussion of the results of operations for the three months ended March 31, 2013 and 2012 and the financial condition as of March 31, 2013 and December 31, 2012 in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

We reported net income attributable to Harvest of $36.1 million, or $0.91 diluted earnings per share, for the three months ended March 31, 2013, compared with a net loss attributable to Harvest of $1.0 million, or $(0.03) diluted earnings per share, for the three months ended March 31, 2012.

Total expenses and other non-operating (income) expense (in millions):

	Three Months Ended
	March 31,		Increase
	2013	2012	(Decrease)
Depreciation and amortization	$0.1	$0.1	$—
Exploration expense	1.8	1.8	—
Dry hole costs	—	0.8	(0.8)
General and administrative	3.4	5.4	(2.0)
Investment earnings and other	(0.1)	(0.1)	—
Unrealized gain on warrant derivative	(3.8)	(0.4)	(3.4)
Interest expense	1.2	0.1	1.1
Debt conversion expense	—	2.4	(2.4)
Other non-operating expense	0.5	0.3	0.2
Foreign currency transaction	(0.1)	—	(0.1)
Income tax expense (benefit)	—	(1.2)	(1.2)

During the three months ended March 31, 2013, we incurred $1.4 million of exploration costs related to the processing and reprocessing of seismic data and lease maintenance costs related to ongoing operations and $0.4 million related to other general business development activities. During the three months ended March 31, 2012, we incurred $1.6 million of exploration costs related to the processing and reprocessing of seismic data and lease maintenance costs related to ongoing operations and $0.2 million related to other general business development activities.

During the three months ended March 31, 2012, we expensed to dry hole costs $0.7 million related to the drilling of the KD-1 well on the Budong PSC.

The decrease in general and administrative costs in the three months ended March 31, 2013 from the three months ended March 31, 2012 was primarily due to lower general office expense and overhead ($0.7 million) and employee related costs ($2.1 million), offset by higher contract services ($0.8 million).

Investment earnings and other in the three months ended March 31, 2013 was consistent with the three months ended March 31, 2012.

The increase in unrealized gain on warrant derivatives in the three months ended March 31, 2013 from the three months ended March 31, 2012 was due to the change in fair value for our warrant derivative liabilities: $0.98 per warrant at March 31, 2013 and $2.65 per warrant at March 31, 2012.

The increase in interest expense in the three months ended March 31, 2013 from the three months ended March 31, 2012 was due to higher principal balance (2013: $79.8 million, 2012: $15.6 million) and interest rate (2013: 11 percent, 2012: 8.25 percent) on the debt outstanding at March 31, 2013 than the debt outstanding at March 31, 2012 offset by interest capitalized to oil and gas properties of $2.0 million (March 31, 2012: $0.7 million).

During the three months ended March 31, 2012, we incurred debt conversion expense related to the issuance of 0.2 million shares of our common stock in exchange for certain holders of our senior convertible notes foregoing a one-year interest make-whole of $1.3 million. The debt conversion expense consists of bond conversion expenses ($0.6 million), interest expense make-whole provision satisfied by the issuance of 0.2 million common shares ($1.3 million) and legal and other professional fees ($0.5 million).

The increase in other non-operating expense in the three months ended March 31, 2013 from the three months ended March 31, 2012 was due to the write-off of costs related to an equity distribution agreement which we can no longer access.

The increase in income tax expense in the three months ended March 31, 2013 from the three months ended March 31, 2012 is due to taxable income incurred in foreign jurisdictions in the three months ended March 31, 2013.

Equity in Earnings from Equity Affiliates

For the three months ended March 31, 2013, net income from unconsolidated equity affiliates reflects an increase in Petrodelta’s revenue from oil sales due to higher sales volumes ($35.8 million) offset by lower prices ($42.8 million). Royalties, which is a function of revenue, decreased $2.0 million due to the decrease in revenue (net decrease in revenue of $7.0 million at 30 percent royalty). Windfall Profits Tax, which is a function of volume and price received per barrel, decreased $18.6 million due to an increase in volumes (2013: 3.4 MBls vs. 2012: 3.0 MBls) offset by lower price received per barrel (2013: $94.41 per barrel vs. 2012: $108.75 per barrel). The increase in operating expense in the three months ended March 31, 2013 from the three months ended March 31, 2012 was due to increased oil production. The decrease in workover expense in the three months ended March 31, 2013 from the three months ended March 31, 2012 was due to fewer workovers being performed. The gain on exchange rates is due to the Bolivar devaluation in February 2013 from 4.30 Bolivars/U.S. Dollar to 6.30 Bolivars/U.S. Dollar and Petrodelta having more Bolivar denominated liabilities than Bolivar denominated assets. Petrodelta’s effective tax rate (inclusive of the adjustments to reconcile to reported net income from unconsolidated equity affiliate) for the three months ended March 31, 2013 was higher than the effective tax rate for the three months ended March 31, 2012 primarily due to the gain on exchange rates.

Discontinued Operations

As a result of the decision to not request an extension of the First Phase or enter the Second Phase of the Block 64 EPSA, Block 64 was relinquished effective May 23, 2013. The carrying value of Block 64 EPSA of $6.4 million was written off to impairment expense at December 31, 2012. Operations in Oman were terminated, and the field office was closed May 31, 2013. Loss from discontinued operations includes $0.3 million and $5.3 million related to Oman for the three months ended March 31, 2013 and 2012, respectively. The net loss for the three months ended March 31, 2012 is primarily related to dry hole costs of $4.8 million.

On May 17, 2011, we closed the transaction to sell the Antelope Project. During the three months ended March 31, 2012, we incurred $0.1 million of expense related to settlement of royalty payments to Mineral Management Services.

Effects of Changing Prices, Foreign Exchange Rates and Inflation

Our results of operations and cash flow are affected by changing oil prices. Fluctuations in oil prices may affect our total planned development activities and capital expenditure program.

Our net foreign exchange gain attributable to our international operations was $0.1 million for the three months ended March 31, 2013 and a minimal loss for the three months ended March 31, 2012. There are many factors affecting foreign exchange rates and resulting exchange gains and losses, most of which are beyond our control. It is not possible for us to predict the extent to which we may be affected by future changes in exchange rates and exchange controls.

Venezuela imposed currency exchange restrictions in February 2003, and adjusted the official exchange rate in February 2004, March 2005, January 2010, January 2011 and February 2013.

Harvest Vinccler’s and Petrodelta’s functional and reporting currency is the U.S. Dollar. They do not have currency exchange risk other than the official prevailing exchange rate that applies to their operating costs denominated in Bolivars (6.30 Bolivars per U.S. Dollar). However, during the three months ended March 31, 2013, Harvest Vinccler exchanged approximately $0.4 million (March 31, 2012: $0.3 million) through the Central Bank in 2013 and SITME in 2012 and received an average exchange rate of 5.80 Bolivars (March 31, 2012: 5.17 Bolivars) per U.S. Dollar. Harvest Vinccler currently does not have any Bolivars pending government approval for settlement for U.S. Dollars at the official exchange rate or the Central Bank exchange rate. Petrodelta does not have, and has not had, any Bolivars pending government approval for settlement for U.S. Dollars at the official exchange rate or the Central Bank exchange rate.

See, Operations – Venezuela for a more complete discussion of the exchange agreements and their effects on our Venezuelan operations.

Within the United States and other countries in which we conduct business, inflation has had a minimal effect on us, but it is potentially an important factor with respect to results of operations in Venezuela. The inflation rate in Venezuela was 8.9 percent for the three months ended March 31, 2013 (three months ended March 31, 2012: 2.8 percent).